Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Andrew Batinovich, President and CEO
Stephen R. Saul, Executive Vice President and CFO
Phone: 650.343.9300 Fax: 650.343.7438
www.glenborough.com - shareholderservices@glenborough.com

GLENBOROUGH ACQUIRES CAPITOL PLACE III IN WASHINGTON, D.C.

SAN MATEO, CALIFORNIA, August 16, 2005 — Glenborough Realty Trust (NYSE: GLB, GLB PrA) announced the acquisition of Capitol Place III in Washington DC. Capitol Place III consists of a 12-story, Class “A” office building totaling 212,779 square feet located in Washington, D.C.’s Capitol Hill district. The building is three blocks from the U. S. Capitol building; one block from Union Station and is part of Capitol Place, one of the largest projects in the District of Columbia. Capitol Place is a one million square foot mixed-use project located on nearly an entire city block bounded by New Jersey Avenue, F Street, and First Street, N.W. The Capitol Place project is composed of four buildings – three office buildings and a full service, 264-room Washington Court Hotel-situated around a central atrium. The purchase price was approximately $70 million or $329/SF.

Andrew Batinovich, President and CEO commented, “We continue to build our presence in our top market Washington DC which is projected to increase to 27% of our portfolio’s net operating income with high quality assets in prime locations like Capitol Place III. We have been successful at redeploying capital from our dispositions in the Midwest to further focus our portfolio in our top markets.”

Since the Capitol Place office buildings and the Washington Court Hotel were developed at the same time, the hotel overlay zone allowed the adjacent buildings (including Capitol Place III), to increase the building height from 90 feet (the standard in the District of Columbia) to 130 feet, a full four floors higher than the standard office building in the area. This allows for spectacular views of the U.S. Capitol and downtown Washington, D.C. The project also includes a two-level underground parking garage.

The project is 100% leased to 8 tenants. The building’s major tenant is the Association of American Railroads (“AAR”) who leases 135,202 square feet or 67% of the net rentable area through November, 2010. After relocating various back-office operations to Pueblo, Colorado, AAR successfully sublet approximately 75% of their space to 13 tenants; AAR continues to occupy the other 25%.

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington, D.C., Southern California, Boston, Northern New Jersey, and Northern California. The Company has a portfolio of 57 properties encompassing approximately 11 million square feet as of June 30, 2005.

FORWARD LOOKING STATEMENTS: Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934, including Mr. Batinovich’s statement that the Washington D.C. market is projected to increase to 27% of our portfolio’s net operating income. All forward-looking statements are based on information available to us on the date hereof. Because these forward looking statements involve risk and uncertainty, there are important factors that could cause our actual results to differ materially from those stated or implied in the forward-looking statements. Those important factors include: the failure of the economy to continue its expansion; the failure of the office market to grow with a growing economy; downward changes in market rental rates for office space, especially in the Washington, D.C. area; lower than expected retention of existing tenants, especially in the Washington, D.C. area; our inability to locate suitable buyers for our listed assets who are ready, willing and able to close transactions at the sales price we anticipate; and our inability to locate and acquire suitable property at reasonable prices in our core markets, especially the Washington, D.C. area. Given these uncertainties, readers are cautioned not to place undue reliance on such statements. We assume no obligation to update or supplement any forward looking-statement. Additional information concerning factors that could cause results to differ can be found in our filings with the SEC including our report on Form 10-K for the year ended December 31, 2004 and our quarterly report on Form 10-Q for the period ended March 31, 2005.